Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form S-4 of Finward Bancorp of our report dated August 23, 2021 on the consolidated financial statements of Royal Financial, Inc. and Subsidiary as of and for the years ended June 30, 2021 and 2020, and to the reference to us under the heading “Independent Registered Public Accounting Firm, Independent Auditors, and Experts” in the prospectus.

/s/ Crowe LLP

Oak Brook, Illinois
October 26, 2021